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                                                                   EXHIBIT 11




                      ABBOTT LABORATORIES AND SUBSIDIARIES

                 CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

            (Dollars and Shares in Millions Except Per Share Amounts)

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                                                      SIX MONTHS ENDED JUNE 30
                                                     ----------------------------
                                                       1995               1994
                                                     ---------          ---------

1.   Net earnings                                    $   841.3          $   742.8
                                                     ---------          ---------

2.   Average number of shares outstanding                799.2              816.8
                                                     ---------          ---------
3.   Earnings per share based upon average
     outstanding shares (1 divided by 2)             $    1.05          $     .91
                                                     ---------          ---------
                                                     ---------          ---------

4.   Fully diluted earnings per share:

     a. Stock options granted and outstanding for
        which the market price at quarter-end
        exceeds the option price                          31.1               18.4
                                                     ---------          ---------
                                                     ---------          ---------

     b. Aggregate proceeds to the Company from
        the exercise of options in 4.a.              $   847.9          $   321.9
                                                     ---------          ---------
                                                     ---------          ---------

     c. Market price of the Company's common
        stock at quarter-end                         $   40.50          $   29.00
                                                     ---------          ---------
                                                     ---------          ---------

     d. Shares which could be repurchased
        under the treasury stock
        method (4.b. divided by 4.c.)                     20.9               11.1
                                                     ---------          ---------
                                                     ---------          ---------

     e. Addition to average outstanding shares
        (4.a. - 4.d.)                                     10.2                7.3
                                                     ---------          ---------
                                                     ---------          ---------

     f. Shares for fully diluted earnings per
        share calculation (2. + 4.e.)                    809.4              824.1
                                                     ---------          ---------
                                                     ---------          ---------
     g. Fully diluted earnings per share
        (1. divided by 4.f.)                         $    1.04          $     .90
                                                     ---------          ---------
                                                     ---------          ---------
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